Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan, as amended, of our report dated March 4, 2014, with respect to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ OUM & CO. LLP

San Francisco, California

June 11, 2014